Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

SYNEL INDUSTRIES LTD. AND TIME AMERICA, INC. (Delaware Corporation)

AND

TIME AMERICA, INC. (Nevada Corporation)

AND

TIME AMERICA, INC. (Arizona Corporation)

AND

NETEDGE DEVICES, LLC

January 16, 2007

Exhibits

Exhibit A	— List of Sellers’ Resellers
Exhibit B	— Sellers’ Employees to be Hired by Buyer and Employment Letters
Exhibit C	— Form of Sellers’ Hosted Remarketing Agreement
Exhibit D	— Sellers’ Direct and End-User Accounts
Exhibit F	— TA7000 Inventory and tools to be Purchased by Buyer
Exhibit G	— Sellers’ Financial Statements
Exhibit H	— None
Exhibit I	— Top 20 Contracts
Exhibit J	— Litigation
Exhibit K	— Form of Buyer’s Employment Letter
Exhibit L	— TA7000 Know-How in Written and DVD Form
Exhibit M	— Form of Laurus Payoff Letter
Exhibit N	— Form of Letter to be Sent by Buyer to Sellers’ Customers
Exhibit O	— Buyer’s U.S. Clients
Exhibit P	— Letter regarding Ownership of Molds
Exhibit Q	— Parts List Pricing

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 16, 2007, by and among Synel Industries Ltd., an Israeli registered corporation or any of its subsidiaries (“Synel”), and Time America, Inc., a Delaware corporation (“Synel Delaware” and,together with Synel, collectively, the “Buyer”, and Time America, Inc., a Nevada Corporation (“T.A. Nevada”), Time America, Inc., an Arizona Corporation (“T.A. Arizona”), and NetEdge Devices, LLC, an Arizona limited liability company (“NetEdge”).  T.A. Nevada, T.A. Arizona and NetEdge are referred to collectively herein as the “Sellers.”  Buyer and Sellers are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain assets of Sellers in return for cash and future royalty payments based on Buyer’s revenue derived from the sale of the TA7000 (defined below) following the Closing.

Now, therefore, in consideration of the Sellers premises and promises herein made in front of the Buyer, and in consideration of the Sellers representations, warranties, and covenants herein contained which made in front of the Buyer, the Parties agree as follows.

Section 1.              Definitions.

“Acquired Assets” or “Purchased Assets” means all of the following assets of Sellers:

(a)           The resellers of Sellers identified on Exhibit A to this Agreement related to the Purchased Assets, which list includes Sellers’ regular resellers and NETtime hosting resellers.

(b)           All of Sellers full ownership, title and interest in the intellectual property rights, including source code, object code, kernel, know-how, published user documentation and any related technical documentation to the following software and firmware products of Sellers: GENESIS SQL, GENESIS PRO, TA100, TA100PRO TA50, TA50XL, TA50 PRO and the TA7000 Product Series (“TA7000”), HourTrack and the associated firmware for all the data collection devices.

(c)           the NETtime Source Code.

(d)           All of Sellers right, title and interest in and to the mark “Time America” including its use with respect to the labeling of software and/or hardware products and the names and trade marks of the Sellers and its U.S. subsidiary what so ever, the domain name of Time America as well as the web site itself, and any labeling whatsoever related to the brand “Time America” of the Sellers and its U.S. subsidiaries and have the right to use either Sellers or Buyer’s brand name and trademark regarding the TA7000 or any other of the  Purchased Assets as Buyer would like, based on its sole discretion.  Sellers shall also be entitled to a copy of the content of the Time America web site as it exists as of the Closing.

“Assumed Liabilities” means all liabilities and obligations of Sellers (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), arising out of and/or related to the Acquired Assets as well as Sellers representations and warranties regarding the Purchased Assets.

“Buyer” has the meaning set forth in the preface above.

“Sellers” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“Employees” means all the employees of Sellers listed on Exhibit B to this Agreement.

“Financial Statements” has the meaning set forth in §3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hosting Facilities” means the existing service commitment provided by Sellers immediately preceding the Closing to its NETtime clients, as described in Sections 5.1 and 5.2 of Sellers standard Hosted Remarketing Agreement, the form of which is attached hereto as Exhibit C.

“Income Tax” means any federal, state, local, or foreign tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Legal Proceedings” means any lawsuit and/or legal action at any stage of the actual legal process brought against the Sellers by any third party who seeks a legal remedy.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics’, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) any liens existing in favor of Laurus Master Fund Ltd. and/or Laurus Capital Management or any of its affiliated companies and/or subsidiaries.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change of more than 5% regarding the Financial Declarations  and/or Representations and/or Warranties that made by the Sellers.

“Most Recent Financial Statements” has the meaning set forth in §3(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in §3(g) below.

“NETtime Source Code” means the limited right to use a copy of the NETtime source code for NETtime versions 5 and 6, provided such use shall prohibit any resale by Buyer of the NETtime source code to any third party and any sale by Buyer of the NETtime products to any direct and end-use accounts of Sellers listed on Exhibit N hereto.  In addition, such license shall grant Buyer the right to receive any new versions of NETtime for a period of 12 months following the Closing.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(c) below.

“Resellers’ Activity” means the revenue arising from the activity of the  resellers identified on Exhibit A for the calendar year ended December 312006.

“Sellers” has the meaning set forth in the preface above.

“Software” means all computer software and last versions thereof, including source code, kernel, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data related to Sellers’ resellers, materials, manuals files, design notes and other items and documentation related thereto or associated therewith relating to the following software products of Sellers:  Genesis SQL, Genesis Pro, TA100, TA100 PRO, TA50 PRO, TA50XL, and NETtime (Versions 5 and 6).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2.              Basic Transaction.

(a)           Purchase and Sale of Assets.  Based on the representations, warranties, declarations and exhibits made by the Sellers in front of the Buyer in this Agreement and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b)           Purchase Price.  Buyer agrees to pay to Sellers at the Closing U.S. $2,500,000 in consideration for the Acquired Assets, less the Escrow Amount (the “Purchase Price”).  The Purchase Price shall be paid as follows:

(i)            U.S. $2,250,000 (the “Cash Payment”) shall be payable by Buyer to Sellers as follows:

1.             U.S. $1,724,975.75, of which shall be paid by wire transfer of immediately available funds to Laurus Master Fund Ltd. to repay in full all of Sellers’ existing indebtedness owing to Laurus Master Fund Ltd.(“Laurus Payment”). The parties agreed and approved mutually that the Buyer will not transfer Laurus Payment wire transfer until Sellers will provide to Buyer Exhibit M (while all the fill in blanks of the document have been fulfilled) signed by Laurus Master Fund Ltd. by an authorized person of Laurus Master Fund Ltd.

2.             U.S. $250,000 (the “Escrow Amount”) to be paid by wire transfer of immediately available funds to Wells Fargo Bank, as escrow agent (the “Escrow Agent”), pursuant to terms set forth in an escrow agreement mutually acceptable to the parties attached as Exhibit C.  The term of the escrow shall be for a period of six months, with 50% of the Escrow Amount to be released three months following the Closing and the remainder six months following the Closing in accordance with (and upon fulfillment of) the terms and conditions under the Escrow Agreement.

3.             U.S. $517,524.25 by wire transfer of immediately available funds to an account designated in writing by Seller.

The assets described in Section 1(a) of this Agreement shall be transferred to Synel Delaware and the remaining assets shall be transferred to Synel.

(c)           Inventory Purchasing.  In addition to the Cash Payment, Buyer shall wire transfer to Sellers immediately available funds in the amount of U.S. $140,000 for the purchase of the TA7000 inventory listed on Exhibit F to this Agreement.  In the event Buyer decides to purchase TA7000 inventory from Sellers in excess of U.S. $140,000 following the Closing, the purchase price of such inventory in excess of U.S. $140,000 shall equal 50% of Sellers’ cost.  In the event Buyer decides to purchase from Sellers any other inventory unrelated to the TA7000, Buyer will pay Sellers cost of such inventory.

(d)           The Closing.

(i)            The execution date of this Agreement shall be January 16, 2007.

(ii)           The Closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on January 23, 2007 and be effective as of January 16, 2007, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).  Notwithstanding anything in this Agreement to the contrary, if the Closing shall not have occurred by January 26, 2007, either party may terminate this Agreement by written notice to the other party without any liability to the other party.

(e)           Deliveries at the Closing.  At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below; and (ii) Sellers shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including intellectual property transfer documents) and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request.

Section 3.              Sellers’ Representations, Warranties and Declarations.

Sellers represents, warrants and declares to the Buyer that the Exhibits and Appendix attached to this Agreement as well as the statements contained in it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Agreement).

(a)           Organization of Sellers.  Sellers are:

(i)            Time America, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.

(ii)           Time America, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the state of Arizona.

(iii)          NetEdge Devices, LLC is an Arizona limited liability companyduly organized, validly existing, and in good standing under the laws of the state of Arizona.

(b)           Authorization of Transaction.  Sellers have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of Sellers has duly authorized the execution, delivery, and performance of this Agreement by Sellers.  This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions.

(c)           Non-contravention.  To the knowledge of the Sellers, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sellers or any of its Subsidiaries is subject or any provision of the charter or bylaws of Sellers or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Sellers or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.

(d)           Brokers’ Fees.  Sellers has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.  None of the Subsidiaries of Sellers has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.  Notwithstanding, Sellers has an agreement with Oberon Securities LLC to pay a transaction fee that is the responsibility of Sellers.  Further more, it is known, understood and acceptable on the Sellers that the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.  None of the Subsidiaries of the Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. All the above exclude fees that arise as a result of any of the parties actions which are not stated hereunder and have not revealed to the other party.

(e)           Title to Tangible Assets.  Sellers and its Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their Resellers’ Activity.

(f)            Financial Statements.  Attached hereto as Exhibit G are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended June 30, 2005 and 2006, and for Sellers and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements” as of and for the three months ended September 30, 2006 (the “Most Recent Fiscal Month End”) for Sellers and its Subsidiaries.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Sellers and its Subsidiaries as of such dates and the results of operations of Sellers and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(g)           Events Subsequent to Most Recent Fiscal Month End.  Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since that date neither Sellers nor any of its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

(h)           Legal Compliance and Lack of Legal Proceedings. To the knowledge of Sellers, each of Sellers and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).  There are not any Legal Proceedings and/or potential Legal Proceedings against the Sellers and its Subsidiaries.  Attached hereto as Appendix A is an opinion letter from the legal counsel of the Sellers and its Subsidiaries.

(i)            Tax Matters.

(i)            Each of Sellers and its Subsidiaries has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing.

(ii)           Neither Sellers nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)          Neither Sellers nor any of its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(iv)          Neither Sellers nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Sellers).

(j)            Intellectual Property.  Attached hereto as Exhibit H identifies each patent or registration related to the Acquired Assets that has been issued to Sellers or any of its Subsidiaries with respect to any of its Software, identifies each pending patent application or application for registration that Sellers or any of its Subsidiaries has made with respect to any of its Software, and identifies each material license, agreement, or other permission that Sellers or any of its Subsidiaries has granted to any third party with respect to any of its Software.

(k)           Contracts.  Attached hereto as Exhibit I lists the top 20 written contracts relating to the Resellers’ Activity.  Sellers has delivered to Buyer a correct and complete copy of the top 20 written contracts listed in Exhibit I.

(l)            Powers of Attorney.  As of the Closing, there are no outstanding powers of attorney executed on behalf of Sellers or any of its Subsidiaries relating to the Resellers’ Activity.

(m)          Litigation.  Exhibit J attached hereto sets forth each instance in which Sellers or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

(n)           Sellers represent and warrant that Sellers have transferred to Buyer under this agreement all the latest versions of the software related to GENESIS SQL, GENEIS Pro, TA100, TA100 PRO, TA50 PRO, and TA50XL.

(o)           Sellers represent and warrant that the inventory attached as Exhibit F related to TA7000, which is being purchased by the Buyer at the amount of U.S $140,000 at the Closing, is an inventory capable (i.e. usable) in the hands of Buyer for a production line of the last version of TA7000.

(p)           On the Closing Date, Sellers shall have paid each key employee listed on Exhibit B and hired by Buyer all accrued and unpaid wages, bonuses and related employee benefits.

(q)           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Agreement, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Section 4.              Buyer’s Representations and Warranties.

Buyer represents and warrants to Sellers that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4):

(a)           Organization of Buyer.  Buyer is a corporation (or other entity) duly organized, validly existing.

(b)           Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c)           Non-contravention.  To the knowledge of Buyer, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d)           Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.              Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General.  Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b)           Notices and Consents.  Sellers shall give (and shall cause each of its Subsidiaries to give) any notices to third parties, and Sellers shall use its reasonable best efforts (and shall cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, referred to in §3(c). Each of the Parties will (and Sellers shall cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c)           Full Access.  Sellers will permit (and will cause each of its Subsidiaries to permit) representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Sellers and each of its Subsidiaries.  Buyer will treat and hold as such any Confidential Information it receives from any of Sellers and its Subsidiaries in the course of the reviews contemplated by this §5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(d)           Notice of Developments.

(i)            Seller may elect at any time to notify Buyer of any development causing a breach of any of its representations and warranties in §3 above.

(ii)           Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above.  No disclosure by any Party pursuant to this §5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

Section 6.              Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)-(iii) is satisfied in all respects;

(v)           Seller, its Subsidiaries, and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above; and

(vi)          all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)          there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)          Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §6(b)(i)-(iii) is satisfied in all respects;

(v)           Seller, its Subsidiaries, and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above; and

(vi)          all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Section 7.              At/Post-Closing Covenants.

In consideration for the foregoing, Sellers and Buyer agree to undertake the following actions (at/post closing):

7.1.          At the Closing.

(a)           Sellers will cooperate with Buyer in connection with Buyer’s hiring of the employees of Sellers set forth on Exhibit B hereto (the “Hired Employees”).  Seller shall be liable to pay all liabilities concerning such employees related to the employment period prior to the Closing.  Buyer shall be obligated to pay all liabilities concerning such employees related to the employment period following the Closing.  Any other employees of Sellers hired by Buyer shall be subject to the mutual agreement of the Parties.  Buyer agrees to offer compensation and other benefits to the Hired Employees on terms substantially equivalent or greater than the benefits offered to such employees as of the Closing.  Attached to Exhibit B are copies of signed employment letters from each of the employees listed on such Exhibit B in the form of Exhibit K.

(b)           Sellers will transfer to Buyer all existing TA7000 manufacturing tools, molds, racks and tables, all embedded equipments, as set forth on Exhibit F, and provide Buyer’s production manager with access to Sellers’ production manager for the TA7000 product line during normal business hours by email, telephone and in person in Scottsdale, Arizona for a period of ninety (90) days following the Closing for the purpose of assisting Buyer with the establishment of a full production line for the TA7000.

Attached hereto as Exhibit L is a list of TA7000 know-how. as existing in writing and DVD form as of the Closing.  Sellers will transfer and deliver to Buyer all the IP know how and documentation printed, related to the Acquired Assets.

(c)           For a period of five years after the Closing, the Sellers and any related party to them and any third party on behalf of them will not develop and/or manufacture hardware in the field of time and attendance.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Sellers’ ability to fulfill open orders existing as of the Closing Date under Sellers’ agreement with FedEx and to sell Sellers’ existing time clock inventory as of the Closing for a period of up to six (6) months following the Closing.  If Buyer elects to purchase such existing inventory, Sellers agree to sell the same to Buyer at Sellers’ cost.

(d)           Following the Closing, Sellers shall be entitled to continue developing interfaces to hardware devices.

(e)           Seller will transfer to Buyer all certificates and/or any documentation needed for the transfer of the domain name of Time America including the Time America web site and its contents. Seller shall have the right to a copy of the contents of the web site as far as it is not related to the reseller activity.

(f)            In the event Unitime Inc. breaches the terms of Section 2(a) of that certain purchase agreement between Unitime Inc. and Time America, Inc., at the request of Buyer Sellers agree to initiate legal action to enforce Sellers’ rights under such agreement in accordance with the terms thereof and shall use U.S. litigation counsel selected by  Buyer.  Any judgement in favor of Sellers or other payment to Sellers in connection with such litigation shall be paid to Buyer, net of Sellers’ costs and expenses of such litigation.

(g)           Sellers will provide a payoff letter rendered by Laurus Master Fund LLC in form and substance attached hereto as Exhibit M.

(h)           Sellers will provide a listing of its inventory relating to its TA7000 existing as of the Closing.

(i)            Sellers will provide a list of Reseller that are using NETtime Version 5.X and NETtime Version 6.X.

(j)            Sellers will provide a declaration that there are not any liens of any kind on the Purchased Assets.

(k)           Sellers shall provide Thomas S. Bednarik with a DVD copy of all source code related to the Acquired Assets, which shall not be transferred to Buyer until such time as the Purchase Price has been paid in accordance with Section 2(a).

7.2.          Post Closing.

(a)           Sellers will be obligated to buy clocks from the Buyer as its prime and exclusive vendor of supply as long as the cost, features, functionality and payment terms are competitive  with American or European Manufacturers (excluding FedEx Orders as indicated at Section 7.2(b) below).

(b)           Sellers will buy from Buyer the TA7700 color display, as currently configured exclusive of RSI handpunch component), for FedEx orders.  Buyer agrees to sell for these orders only at a fixed special price of $2,000 per unit for the period starting at the Closing and ending at May 31, 2008.  The parties acknowledge and agree that no royalties shall be payable by Buyer with respect to such sales.

(c)           As promptly as possible following the Closing, Sellers will change after the Closing, but not later than 90 days following the Closing, the names of the companies of the Sellers T.A Nevada and T.A Arizona, that it will not include the words: “Time” and/or “America” (hereinafter the “Words”) and any rephrasing of the words.  Notwithstanding the foregoing, Sellers may continue to use the name NETtime.

(d)           Sellers agree to rent to Buyer a part of Sellers’ premises in the current Sellers facility located in Scottsdale, Arizona by its size needed.  Buyer shall pay to Seller a monthly  amount for such space based on a rate equal to U.S. $22.50 per square feet for a year.  This rental fee will include using all the facilities at Sellers premises including: electricity, air-conditioning, telephone and internet access, computers, programs etc., (hereinafter the “rental fee” or the “rental”).  The first two months of the rental period shall be provided by Sellers  be free of charge.  The rental period will start at the Closing, and Buyer will have to give 45 days advance notice to Sellers in order to terminate the rental period, provided that the end of the rental period shall  be no longer than May 1, 2007.  During the period contemplated by this subparagraph (d), each Party agrees to be liable for any and all damages to a Party’s tangible assets caused by the other Party’s employee.  Buyer agrees to reimburse Sellers for any assets used by Buyer and not covered by this paragraph during the period set forth in this subparagraph (d), at Sellers’ cost (i.e., paper, soda, etc.).

(e)           Sellers agree to provide Buyer with the Hosting Facilities for a period of six months after the Closing at a cost of U.S. $2,000 per month.  After six months such cost shall be subject to renegotiation by the Parties, provided, however, Sellers shall be under no obligation to continue to provide such services.  Upon the expiration of such six month period, Sellers shall transfer to Buyer all employee data relating to the resellers listed on Exhibit A.  During such six-month period Sellers shall provide administrative access as reasonably required by  Buyer for the purpose of providing billing NETtime reseller clients.

(f)            Sellers agree to provide the following support and training services following the Closing:

(i)            At Buyer’s request, Sellers shall make an employee knowledgeable with the TA7000 product available to Buyer in Arizona for a period of two weeks for the purpose of providing knowledge transfer and training to Buyer’s employee with respect to the Java program for the TA7000 product.

(ii)           For a period of three months following the Closing, Sellers shall provide support for the TA7000 products.  Such support may be provided by telephone, email or in-person in Seller’s offices in Scottsdale, Arizona.

(iii)          For a period equal to the earlier of 12 months following the Closing or such time Buyer has altered the source code of NETtime, Sellers shall provide 2nd tier support for the NETtime  products including new releases and documentation of the software as provided from time to time by Sellers.  Such 2nd tier support may be provided by telephone, email or in-person in Seller’s offices in Scottsdale, Arizona.  Such 2nd tier support shall consist of providing releases through Sellers normal release process and shall be provided by Sellers employees to Buyer employees and shall not include end-users of Buyer..

(iv)          Sellers agree to provide Buyer’s personnel with initial training in order to educate Buyer with respect to the NETtime product.  Such training shall be conducted at Sellers’ Scottsdale, Arizona offices for a period of two weeks.

(v)           For a period of three months following the Closing, Sellers shall provide employee to employee 2nd tier support for the NETtime products.  Such 2nd tier support may be provided by telephone and email.

(g)           The Buyer will pay a payment of quarterly royalties to Sellers for the first four (4) years after the Closing (hereinafter the “Royalties Period”) equal to 5% of the revenue (exclusive of returns, and FedEx revenue) derived from the sale by Buyer of the TA7000 in the U.S., excluding sales to Buyer’s U.S. clients.  Attached as Exhibit O to this Agreement is a list of Buyer’s U.S. clients.

(h)           For a period of 12 months following the Closing, the Parties agree not to solicit or hire any employee of the other party without such Party’s prior written consent.  An employee terminated by a Party shall not be subject to this nonsolicitation provision.

(i)            Following the Closing, (1) Sellers agree not to sell its time and attendance products to the reseller accounts listed on Exhibit A to this Agreement, and (2) Buyer agrees not to sell any of its time and attendance products to any direct or end user accounts of Sellers listed on Exhibit D to this Agreement as long as Sellers will sell to direct accounts only products of the Buyer, subject to the exception set forth in subparagraph (j) immediately below.  Each Party agrees that the other Party shall have the right to enforce its rights under this subparagraph (i) in a New York court of law having jurisdiction over such matters.  Buyer further acknowledges and agrees that for a period of 90 days following the Closing, Sellers shall have the right to contact such resellers listed on Exhibit A for the sole purpose of collecting any accounts receivable owing to Sellers as of the Closing.

(j)            Following the Closing,  Sellers agree to purchase Buyer’s products for sale to Sellers direct accounts, provided the cost, features, functionality and payment terms are competitive with American or European manufacturers.  For purposes of this Agreement, a product will be deemed competitive with respect to cost if the difference between the cost of such two clocks is five percent (5%) or less.  In the event Sellers purchase products from Chinese manufacturers as a result of Buyer not being competitive in terms of cost, features, functionality and payment terms, Buyer’s only remedy is the ability to sell its time and attendance hardware products to the direct and end-user accounts of Sellers listed on Exhibit D.   Buyer acknowledges that certain of Sellers’ partners purchase clocks directly from applicable manufacturers and agrees that such purchases shall not be a breach of this Agreement.  Buyer further acknowledges that Sellers’ obligation under this subparagraph (j) to purchase clocks from Buyer shall not arise until the earlier of sixty (60) days following the Closing or such time as Sellers have completed the integration of such clocks with Sellers’ software.  If, upon the expiration of such sixty (60) day period, Buyer has not finished such integration, Sellers may request the extension of such period for an additional thirty (30) day period and such request shall be granted.  Such request may be repeated each successive thirty (30) day period until such time as Buyer has finished such integration.

(k)           Sellers will receive a 5% discount off of the reseller price list for the resellers in the U.S for the TA7000 series products.

(l)            Sellers will transfer to Buyer, and will instruct Laurus Master Funds Ltd.  to transfer to Buyer, all receivables related to the Acquired Assets arising after the Closing, that have been received in Sellers bank account and/or offices after the Closing Date and are derived from Buyer’s activity arising after  the Closing (hereinafter “Buyer’s receivables”).  The Buyer’s receivables will be transferred to the Buyer from the Sellers no later than once-per-week hours from the time it has been received at the Sellers bank account and/or Sellers offices.

(m)          Sellers shall be entitled to change the name of Sellers company to “NETtime Solutions” and Buyer shall have no right whatsoever to use the NETtime name.

(n)           Sellers’ liability to Buyer for any Damages arising out of Sellers’ breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement will be as follows:

(i)            In case Sellers sell, or cause any third party acting on behalf of Sellers to sell (any kind of sale), any of the Purchased Assets to any third party after the signing of this Assets Purchase Agreement, Buyer shall be entitled to seek Damages from Sellers, to be determined by a U.S. court with jurisdiction over such matters.  Such Damages shall be unlimited in the amount.

(ii)           In case Sellers sell, or cause any third party acting on behalf of Sellers to sell, any of the Purchased Assets related to time and attendance to the Resellers listed in Exhibit A and or to the Buyer clients listed in Exhibit O, Buyer shall be entitled to seek Damages from the Sellers, to be determined by a U.S. court with jurisdiction over such matters. Buyer and Sellers hereby acknowledge and agree that their respective partners and resellers set forth in Exhibits A and D may from time to time compete for the same end user business.  Such event shall not constitute a breach by either party of any term of this Agreement.

(iii)     In case any of any breach of Sellers representations, warranties or covenants relating to its good title ownership of the following assets: intellectual property rights regarding original software (sources) programs, kernel, of the following Sellers products:  GENESIS SQL, GENESIS PRO, TA100, TA100PRO, TA50, TA50XL, TA50 PRO and the TA7000 Product Series (“TA7000”) and the associated firm ware for all the data collection devices.  Buyer shall be entitled to seek Damages from Sellers, to be determined by a U.S. court with jurisdiction over such matters.  Such Damages shall not exceed U.S. $1,000,000.

(o)           In case of any breach of Sellers representations, warranties or covenants relating to any other restrictions and/or any liens apart the exciting in favor of Laurus Master Fund Ltd. on the Acquired Activity and/or the Purchased Assets, Buyer shall be entitled to seek Damages from Sellers, to be determined by a U.S. court with jurisdiction over such matters.  Such Damages shall not exceed U.S. $1,000,000.

(p)           Under no circumstances shall Sellers aggregate liability for matters set forth in Section (n)(iii) and (o) exceed U.S. $1,000,000 in the aggregate.  Buyer further agrees that it shall not make any claims against the escrow under the Escrow Agreement until such claim amounts exceed U.S. $2,700.

(q)           Following the Closing, Buyer covenants and agrees that it cannot, directly or indirectly, resell the source code for NETtime versions 5 and 6 to any third party whatsoever.  Buyer shall cease using the NETtime name not later than 90 days following the Closing.

(r)            Following the Closing, at Buyer’s written direction Sellers shall delete all copies of the source code and written documentation relating to the Software described in Section 1(b).

(s)           Sellers shall pay to Buyer U.S. $7,500 to an account designated in writing by Buyer.

  (t)            Attached hereto as Exhibit Q is Buyer’s price listing relating to the prices Buyer agrees to sell such parts to Sellers solely for Sellers’ FedEx’s order relating to 355 TA7700 clocks.  Such prices to Sellers shall be 35% above the prices set forth in such price list.

Section 8.              Miscellaneous.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement its Exhibits and Appendixes shall survive the Closing hereunder.

(b)           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(c)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)           Entire Agreement.  This Agreement its Exhibits and Appendixes  (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)            Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

Time America, Inc.

8840 East Chaparral Road, Suite 100

Scottsdale, Arizona 85250

Attention:  Thomas Klitzke, CFO

Facsimile:  (480) 296-0444

Copy to:

Squire, Sanders & Dempsey L.L.P.

Two Renaissance Square

40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004

Attention:  Gregory R. Hall, Esq.

Facsimile:  (602) 253-8129

If to Buyer:

Synel Industries Ltd.

2 Hamada Street (P.O. Box 142)

Yoqnean,                Israel

Attention:  Tamir Shabat, CFO

Facsimile:  +972(4)9593761

Copy to:

Erez Buganim, Law Offices

Toyota Towers (Tower A)

65 Yagal Alon Street

Tel-Aviv 67443, Israel

Attention:  Erez Buganim

Facsimile:  +972(3)5622224

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)            Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party agrees to submit to the jurisdiction and venue of the New York courts with respect to any matters arising out of this Agreement.

(j)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.

(k)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Expenses.  Each Buyer, Sellers, and Sellers Subsidiary will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)          Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SYNEL INDUSTRIES LTD. AND TIME AMERICA, INC. (Delaware Corporation)

By:
Name:
Title:

TIME AMERICA, INC. (Nevada Corporation)

By:
Name:
Title:

TIME AMERICA, INC. (Arizona Corporation)

By:
Name:
Title:

NETEDGE DEVICES, LLC (Arizona limited liability company)

By:
Name:
Title: